Exhibit 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars in millions, except per ton data)

	First Quarter		Fourth Quarter 2009
	2010	2009
NET SALES	$871.5	$804.7	$741.1

Cost of materials sold	737.7	679.2	648.5

Gross profit	133.8	125.5	92.6

Warehousing, delivery, selling, general and administrative	118.8	124.1	127.4
Impairment charge on fixed assets	—	—	13.2
Gain on the sale of assets	—	(3.3)	—
Other postretirement benefits curtailment gain	—	(1.3)	(0.7)

OPERATING PROFIT (LOSS)	15.0	6.0	(47.3)

Other income and (expense), net	(2.5)	2.7	(1.6)
Interest and other expense on debt	(18.9)	(18.2)	(18.5)

LOSS BEFORE INCOME TAXES	(6.4)	(9.5)	(67.4)

Provision (benefit) for income taxes	2.6	(3.2)	(19.1)

NET LOSS	(9.0)	(6.3)	(48.3)

Less: Net loss attributable to noncontrolling interest	—	(2.0)	(1.1)

NET LOSS ATTRIBUTABLE TO RYERSON INC.	$(9.0)	$(4.3)	$(47.2)

Supplemental Data :

Tons shipped (000)	527	461	446
Shipping days	63	62	61

Average selling price/ton	$1,654	$1,745	$1,661

Gross profit/ton	$254	$272	$208
Operating profit (loss)/ton	28	13	(106)

Depreciation and amortization expense	$9.2	$9.3	$10.7

Cash flow from operating activities	$(51.8)	$194.8	$(17.8)
Capital expenditures	(5.3)	(7.4)	(6.0)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Loss Attributable to Ryerson Inc. to Adjusted EBITDA

(Dollars in millions)

	First Quarter		Fourth Quarter 2009
	2010	2009
Net loss attributable to Ryerson Inc.	$(9.0)	$(4.3)	$(47.2)
Interest and other expense on debt	18.9	18.2	18.5
Provision (benefit) for income taxes	2.6	(3.2)	(19.1)
Depreciation and amortization expense	9.2	9.3	10.7

EBITDA	$21.7	$20.0	$(37.1)
Gain on sale of assets	—	(3.3)	—
Reorganization	2.2	3.8	8.5
Advisory services fee	1.3	1.3	1.3
Foreign currency transaction (gains) losses	2.7	(0.1)	1.8
Debt retirement gains	—	(2.7)	—
Impairment charge on fixed assets	0.5	—	13.2
Other adjustments	(0.2)	0.1	(0.2)

Adjusted EBITDA	$28.2	$19.1	$(12.5)

Adjusted EBITDA	$28.2	$19.1	$(12.5)
LIFO expense (income)	12.5	(105.1)	30.0

Adjusted EBITDA, excluding LIFO expense (income)	$40.7	$(86.0)	$17.5

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income).